As filed with the Securities and Exchange Commission on July 31, 1998
                                              Registration No. 333-[      ]
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                          DELPHI FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                        13-3427277
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)

                            1105 North Market Street
                                   Suite 1230
                                  P.O. Box 8985
                           Wilmington, Delaware 19899
                                 (302) 478-5142
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Robert Rosenkranz
                             Chairman of the Board,
                      President and Chief Executive Officer
                          Delphi Financial Group, Inc.
                  (same address and telephone number as above)
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                           Geoffrey E. Liebmann, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum        Proposed Maximum
     Title of Each Class of            Amount To Be        Offering Price per           Aggregate              Amount of
   Securities To Be Registered          Registered               Unit(1)            Offering Price(1)      Registration Fee
---------------------------------------------------------------------------------------------------------------------------

Class A Common Stock, par value
$.01 per share................           385,810               $58 1/4                 $22,473,433          $6,630
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c). Estimated based on the average of the high and low sales price reported on the New York Stock Exchange for July 30, 1998.
                              --------------------
         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 31, 1998

                                 385,810 Shares

                          DELPHI FINANCIAL GROUP, INC.

                              CLASS A COMMON STOCK

     This Prospectus relates to 385,810 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Delphi Financial Group, Inc., which have been registered for sale from time to time by the selling stockholders named herein or their permitted transferees or successors (the "Selling Stockholders"). Any or all of the Class A Common Stock being registered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Class A Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Class A Common Stock for whom they may act as agent. To the extent required, the names of the Selling Stockholders, the number of shares of Class A Common Stock to be sold, the purchase price, the public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by the Selling Stockholders of the Class A Common Stock offered hereby. The shares of Class A Common Stock to which this Prospectus relates were issued to the Selling Stockholders in connection with the Matrix Acquisition (as defined herein). All Registration Expenses (as defined herein) incurred in connection with the registration of the Class A Common Stock to which this Prospectus relates will be borne by the Company. The Company has agreed to indemnify and hold harmless each of the Selling Stockholders against certain liabilities to which they may become subject under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other federal or state law. See "Plan of Distribution."

     The Class A Common Stock is traded on the New York Stock Exchange under the symbol "DFG." The last reported sale price of the Class A Common Stock as reported by the New York Stock Exchange on July 30, 1998 was $58.375 per share.

     See "Risk Factors" beginning on page 3 hereof for certain information relevant to an investment in the securities offered hereby.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                              --------------------

               The date of this Prospectus is          , 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission, Washington, D.C. (the "Commission"). Reports, proxy and information statements and other information filed by the Company in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company's Class A Common Stock is listed on the New York Stock Exchange, and such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement under the Securities Act with respect to the Class A Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract or agreement filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Class A Common Stock offered hereby.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and (ii) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class A Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits to such documents unless exhibits are specifically incorporated by reference into such documents). Requests should be directed to Delphi Financial Group, Inc., at 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899, Attention: Secretary. Telephone requests may be directed to (302) 478-5142.

     The term "Delphi", as used herein, refers to Delphi Financial Group, Inc. and does not include its subsidiaries, and the term the "Company", as used herein, refers to Delphi Financial Group, Inc. and all its subsidiaries, except where another definition is indicated or the context otherwise requires.

                                  RISK FACTORS

     An investment in the Class A Common Stock involves a degree of risk. Prospective investors should carefully evaluate the following considerations in addition to the other information in this Prospectus, including the information in the documents incorporated by reference, and the accompanying Prospectus Supplement, if any, before purchasing any shares of the Class A Common Stock offered hereby.

     Voting Power of Rosenkranz & Company. Each share of Class A Common Stock entitles the holder thereof to one vote and each share of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of the number of votes represented by the aggregate of all outstanding shares of the Common Stock or (2) ten votes. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive stockholders of any opportunity to sell their shares at a premium over prevailing market prices. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The holders of the Class A Common Stock vote as a separate class to elect one director of the Company. See "Description of Common Stock." As of June 30, 1998, Mr. Robert Rosenkranz, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company, an irrevocable proxy and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Holders of a majority of the combined voting power of the Company's stockholders have the power to elect all of the members of the Company's Board of Directors (other than the director elected by the holders of the Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of the assets of the Company. The Company is a party to consulting and other agreements with certain affiliates of Rosenkranz & Company which are expected to continue in accordance with their terms.

     Insurance Regulations. The Company's insurance subsidiaries are highly regulated by state insurance authorities in the states in which they are domiciled and the other states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval (as described below under "-- Holding Company Structure") and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of the Company's insurance subsidiaries' businesses, including, for example, risk-based capital requirements, various reserve requirements and the terms and conditions and manner of sale and marketing of such subsidiaries' insurance products. These regulations are intended to protect policyholders rather than investors.

     Holding Company Structure. Because Delphi is a holding company, its ability to pay cash dividends on the Class A Common Stock, as well as to meet its debt service obligations and pay expenses, will depend upon receipt of sufficient funds from its subsidiaries, as well as the Company's financial resources at the holding company level.

     The Company had approximately $249.5 million of available investments as a source of liquidity at the holding company level at March 31, 1998, primarily held through its non-insurance subsidiaries, which are generally not subject to any significant restrictions on their ability to pay dividends or make distributions to

Delphi. These investments consist primarily of fixed maturity securities, balances with independent investment managers and marketable securities. The balances with independent investment managers are substantially all withdrawable by the Company at least annually, subject to applicable notice requirements.

     Other current sources of liquidity include principal and interest payments received on a surplus debenture (the "Surplus Debenture") issued by Reliance Standard Life Insurance Company of Texas ("RSLIC-Texas") to Delphi, dividends paid from insurance subsidiaries, primarily generated from operating cash flows and investments, and borrowings available under the $200.0 million Third Amended and Restated Credit Agreement dated as of December 5, 1996 among Delphi and the lenders named therein (the "Credit Agreement"). During 1998, the Company's insurance subsidiaries will be permitted to make dividend payments totaling $47.0 million without prior regulatory approval, and as of March 31, 1998, $133.0 million was available for borrowing under the Credit Agreement, $98.0 million of which is restricted for use in connection with, among other things, acquisitions or redemption of SIG Holdings, Inc.'s ("SIG") 8.5% Senior Secured Notes due 2003 (the "SIG Senior Notes"). At March 31, 1998, the unpaid principal balance of the Surplus Debenture, which is payable in quarterly installments through December 31, 1999, was $38.8 million. RSLIC-Texas generates less than 1% of the Company's premiums, policyholder fees and deposits; therefore, payments on the Surplus Debenture are generally funded by dividend payments made by Reliance Standard Life Insurance Company ("RSLIC") to RSLIC-Texas. These dividends are subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of RSLIC's statutory net income for the preceding calendar year, or 10% of RSLIC's statutory surplus as of the preceding December 31, determined in accordance with state insurance regulations. RSLIC will be permitted to make dividend payments of $30.1 million during 1998 without prior regulatory approval. Safety National Casualty Corporation's ("SNCC") ability to pay dividends is subject to regulatory and certain other contractual restrictions and, in the absence of the requisite approvals, dividends are generally limited within any 12-month period, in the aggregate, to the lesser of 10% of SNCC's statutory surplus as of the preceding December 31, or SNCC's statutory net investment income for the preceding calendar year, determined in accordance with state insurance regulations. SNCC will be permitted to make dividend payments of $16.9 million during 1998 without prior regulatory approval. Additional dividends may also be paid by RSLIC and SNCC with the requisite approvals.

     The Company's current liquidity needs, in addition to funding operating expenses, include principal and interest payments on outstanding borrowings under the Credit Agreement, its 8.0% Senior Notes due 2003 (the "Senior Notes"), its 9.31% Junior Subordinated Deferrable Interest Debentures (the "Junior Debentures") and the SIG Senior Notes, which borrowings and notes outstanding totaled $300.1 million as of March 31, 1998. Beginning in 1999, the maximum amount available to Delphi under the Credit Agreement will be reduced on October 1 of each year with the balance due on April 1, 2003. At Delphi's current level of borrowing, no principal repayments would be required until October 1, 2002. The Senior Notes mature in their entirety on October 1, 2003 and are not subject to any sinking fund requirements nor are they redeemable prior to maturity. The Junior Debentures mature in their entirety on March 25, 2027, but Delphi has the option to shorten their maturity to a date not earlier than March 25, 2012 upon the occurrence of certain tax events. The Junior Debentures are not subject to any sinking fund requirements, but may be redeemed at the option of Delphi on or after March 25, 2007 or at any time after the occurrence of certain tax events. The SIG Senior Notes mature in $9.0 million annual installments beginning in May 1999. See Notes F and K to the Consolidated Financial Statements incorporated herein by reference.

     Investment Performance and Strategy. The market value of the Company's investments varies depending on economic and market conditions. The Company's profitability is also significantly affected by its investment results. In addition, in the event that investments are called, redeemed or otherwise repaid prior to stated maturity, the Company may be unable to reinvest the proceeds in securities with comparable interest rates. The Company may, depending on its liquidity requirements, also be required in the future to sell certain invest-ments at a price and a time when the market value of such investments is less than the book value of such investments. As of March 31, 1998, 39% of the Company's invested assets consisted of mortgage-backed securities which subject the Company to a degree of extension risk and prepayment risk. As of March 31, 1998, non-investment grade fixed maturity investments, balances with independent investment managers and equity securities represented 4% and 3% and 1% of total invested assets, respectively.

     Shares Eligible for Future Sale. As of June 30, 1998, the Company has outstanding 5,749,844 shares of Class B Common Stock. All of such Class B Common Stock may be converted into Class A Common Stock, in whole or in part, at any time by the holders thereof and must be converted in certain other circumstances, including upon transfer thereof other than to a limited class of transferees and upon the registration of such shares under the Securities Act. The Company does not intend to list the Class B Common Stock on any exchange or to make any other arrangements for secondary trading thereof. However, an increase in the number of shares of Common Stock that become available for sale in the public market may adversely affect the trading price of the Class A Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.

     Competition; Ratings; Other Factors Affecting Business. The insurance industry is highly competitive. The Company competes with numerous other insurance and financial services companies both in connection with sales of insurance and asset accumulation products and in acquiring blocks of business. Many of these organizations have substantially greater asset bases, higher ratings from rating agencies, larger and more diversified portfolios of insurance products and larger agency sales operations. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

     The Company believes that its reputation in the marketplace, quality of service and investment returns have enabled it to compete effectively for new insurance business in its targeted markets. The Company reacts to changes in the marketplace generally by focusing on products with adequate margins and avoiding those with low margins. The Company believes that its smaller size, relative to some of its competitors, enables it to more easily tailor its products to the demands of customers.

     Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor impacting the competitive position of insurance companies. Each of the rating agencies reviews its ratings of companies periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policy owners and are not directed toward protection of investors. A downgrade in the ratings of the Company's insurance subsidiaries could adversely affect sales of their products and could have a material adverse effect on the results of operations of the Company.

     Changing economic conditions can have an impact on underwriting results for the Company's insurance products and the returns on the Company's investment portfolio.

                                   THE COMPANY

     Delphi, organized as a Delaware corporation in 1987, is an insurance holding company engaged through its subsidiaries in offering a diverse portfolio of group employee benefit products and services including life, disability, excess workers' compensation and personal accident insurance, as well as integrated disability and other absence management services. The Company also offers asset accumulation products, primarily annuities, to individuals and groups. The Company's two product categories are group employee bene-fit products and asset accumulation products. The Company offers its insurance products in all fifty states and the District of Columbia.

Operating Strategy

     The Company's operating strategy is to offer financial products and services which have the potential for significant growth or which require expertise to meet the specialized needs of its customers. The Company has concentrated its efforts within certain niche insurance markets, primarily group employee benefits for small to mid-sized employers where much of the employment growth in the U.S. economy has occurred in the last few years. It has also developed complementary investment management skills which, together with its insurance business, are aimed at achieving above average returns on the capital of the Company. The Company's operating strategy has also emphasized the acquisition of blocks of insurance business and financial services companies and the active management of its investment portfolio.

     The Company acquired RSLIC and its subsidiary, First Reliance Standard Life Insurance Company ("FRSLIC"), in November 1987. RSLIC, founded in 1907, and FRSLIC underwrite a diverse portfolio of life, accident and health insurance products targeted principally to the employee benefits market and RSLIC also market assets accumulation products, primarily annuities, to individuals and groups.

     SIG, the parent company of SNCC, was merged into the Company in March 1996. SNCC is an insurance specialist providing excess workers' compensation insurance products to the self-insured market. Founded in 1942, SNCC is one of the oldest continuous writers of excess workers' compensation insurance in the United States.

     Matrix Absence Management, Inc. ("Matrix") was merged into the Company on June 30, 1998 (the "Matrix Acquisition"). Matrix provides integrated disability and other absence management services to the employee benefits market.

     The Company's management of its investment portfolio is an important component of its profitability. The Company's strategy emphasizes liquidity and yield, while seeking to limit risks associated with interest rate fluctuations and credit quality.

     The Company's principal executive offices are located at 1105 North Market Street, Suite 1230, P.O. Box 8985, Wilmington, Delaware 19899. Its telephone number is (302) 478-5142.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock by the Selling Stockholders as of June 30, 1998, and the number of shares of Class A Common Stock covered by this Prospectus.

                                Beneficial Ownership
Name of                       of Class A Common Stock            Number of
Selling Stockholder            prior to the Offering          Shares Offered
-------------------      ---------------------------------    ---------------
                            Number of            Percent
                             Shares              of Class
------------------------

John H. Payne              186,253                   1.3%          186,253

David F. Nolan              75,388                   *              75,388

Thomas E. Sitter            70,954                   *              70,954

Martin A. Grable            53,215                   *              53,215

----------------

*    Indicates less than 1%

                           DESCRIPTION OF COMMON STOCK

General

     The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Delphi's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"); and (ii) its By-Laws, which documents have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

     Delphi currently is authorized to issue 40,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of June 30, 1998, there were 14,166,300 shares of Class A Common Stock and 5,749,844 shares of Class B Common Stock outstanding. There are no shares of Preferred Stock outstanding.

     Subject to the limitations imposed by the terms of the Preferred Stock, holders of the Common Stock are entitled to participate equally in dividends as and when declared by the Board of Directors out of legally available funds. There are no sinking fund or redemption provisions applicable to the Common Stock and the shares of Common Stock are not convertible and do not have any preemptive rights. On liquidation, dissolution, or winding up of Delphi, whether voluntary or involuntary, after payments have been made to holders of outstanding shares of the Preferred Stock, holders of the Common Stock have the right to share ratably in the remaining net assets available for distribution. All shares of Class A Common Stock sold hereunder are fully paid and non-assessable.

     State Street Bank and Trust Company is the Transfer Agent for the Class A Common Stock. The Class A Common Stock is listed on the New York Stock Exchange.

Class A Common Stock and Class B Common Stock

     All currently outstanding shares of the Class B Common Stock and shares of the Class A Common Stock are fully paid and nonassessable. The holders of the Common Stock do not have any preemptive rights to subscribe for or purchase any additional securities issued by Delphi. No redemption or sinking fund provisions are associated with the Class A Common Stock or Class B Common Stock. Cumulative voting is not permitted by holders of either the Class A Common Stock or Class B Common Stock.

     Voting. Each share of Class A Common Stock entitles the holder thereof to one vote per share. Each share of Class B Common Stock entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of the number of votes represented by the aggregate of all outstanding shares of the Common Stock or (2) ten votes. Proposals submitted to a vote of stockholders will be voted on by holders of the Common Stock voting together as a single class (subject to any voting rights which may be granted to holders of Preferred Stock), except that holders of the Class A Common Stock will vote as a separate class to elect one director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's common stock. At all meetings of the stockholders of Delphi, unless a separate vote of any class is required, the holders of a majority of the voting power of the Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business; and, generally, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present shall be the act of the stockholders of Delphi. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive stockholders of any opportunity to sell their shares at a premium over prevailing market prices.

     Transfer. The Certificate of Incorporation does not contain any restrictions on the transfer of shares of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person except to a "Permitted Transferee" (as defined therein), such shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. Permitted Transferees of any holder of Class B Common Stock include persons or entities who on January 24, 1990 were holders or beneficial owners of Class B Common Stock or had the right to acquire shares of Class B Common Stock upon the exercise of warrants, certain relatives of such holders of Class B Common Stock, the trustee of a trust exclusively for the benefit of such holders of Class B Common Stock and/or one or more of such holders' Permitted Transferees, the estate of such holders of Class B Common Stock and certain corporations or partnerships of which two-thirds of the voting power is controlled by or under common control with such holders of Class B Common Stock.

     Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. If at any time the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock. In the event of a transfer of shares of Class B Common Stock, other than to a Permitted Transferee, each share of Class B Common Stock so transferred shall be automatically converted into one share of Class A Common Stock.

     Dividends. Holders of Common Stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the Board of Directors of Delphi from funds legally available therefor. In the case of any dividend paid other than in cash, holders of Common Stock are entitled to receive such dividend pro rata on a per share basis. Dividends paid in common stock may be paid (i) in shares of Class A Common Stock on the Class A Common Stock and Class B Common Stock, (ii) in shares of Class B Common Stock on the Class A Common Stock and Class B Common Stock and (iii) in shares of Class A Common Stock on the Class A Common Stock and in shares of Class B Common Stock on the Class B Common Stock. Delphi's stock dividends to date have been paid in the manner described in clause (iii).

     Liquidation, Merger or Consolidation. Holders of Class A Common Stock and Class B Common Stock share with each other, after payments of any preferential amounts to which the holders of Preferred Stock are entitled, on a ratable basis as a single class, in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation or any payments made on the Common Stock in the event of a merger or consolidation of Delphi.

     Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless contemporaneously therewith the other class of shares is subdivided or combined in the same proportion.

     Additional shares of Class B Common Stock may not be issued except (i) in payment of a stock dividend on then outstanding shares of Class B Common Stock;
(ii) in connection with a stock split, reclassification or other subdivision of then outstanding shares of Class B Common Stock; (iii) upon exercise of options or warrants previously issued to certain key employees of Delphi; and (iv) pursuant to the Company's Long Term Performance-Based Incentive Plan.

Delaware Law and Certain Provisions of Delphi's Certificate of Incorporation

     Delphi is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Certificate of Incorporation prohibits stockholders from taking any action without a meeting, except upon unanimous written consent. In addition, special meetings of stockholders may only be called by the Board of Directors. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors of Delphi. The Certificate of Incorporation also provides that the Board of Directors has the exclusive power to fill newly created directorships and vacancies in the Board. The Certificate of Incorporation provides that directors of Delphi will not be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Delphi or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that Delphi shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

                              PLAN OF DISTRIBUTION

     Any or all of the Class A Common Stock being registered hereby may be sold from time to time to purchasers directly by any Selling Stockholder. Alternatively, any Selling Stockholder may from time to time offer the Class A Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such Selling Stockholder and/or the purchasers of Class A Common Stock for whom they may act as agent. Any such Selling Stockholder, and any such underwriters, dealers or agents that participate in the distribution of Class A Common Stock, may be deemed to be underwriters, and any profit on the sale of the Class A Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such shares of Class A Common Stock may be so offered or sold in the open market, on the New York Stock Exchange, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of the Selling Stockholders, the number of shares of Class A Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from the sale by any Selling Stockholder of the Class A Common Stock offered hereby.

     In connection with distributions of the Class A Common Stock, any Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Class A Common Stock in the course of hedging the positions they assume with such Selling Stockholder. Any Selling Stockholder also may sell the Class A Common Stock short and deliver the Class A Common Stock to close out such short positions. Any Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Class A Common Stock to the broker-dealers, which may then resell or otherwise transfer such Class A Common Stock. Any Selling Stockholder also may loan or pledge the Class A Common Stock to a broker-dealer and the broker-dealer may sell the Class A Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Class A Common Stock.

     The shares of Class A Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the Matrix Acquisition.

     All Registration Expenses incurred in connection with the registration of the Class A Common Stock to which this Prospectus relates, estimated to be approximately $[ ], will be borne by the Company. As and when the Company is required to update this Prospectus, it may incur additional expenses in excess of this estimated amount. "Registration Expenses" means all fees and expenses incident to the registration of the Class A Common Stock to which this Prospectus relates, including fees and expenses of counsel to the Company but excluding all fees and disbursements of counsel to the Selling Stockholders, stock transfer taxes that may be payable by the Selling Stockholders and all underwriting discounts and commissions relating to the Class A Common Stock to which this Prospectus relates.

     The Company has agreed to indemnify and hold harmless each of the Selling Stockholders against certain liabilities to which they may become subject under the Securities Act, the Exchange Act or other federal or state law.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the offering of the Class A Common Stock will be passed upon for the Company by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedules of Delphi Financial Group, Inc. and subsidiaries at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in Delphi Financial Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1997, are incorporated by reference in this Prospectus and have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

=======================================================      =====================================================


     No  dealer,  salesman  or other  person  has been
authorized  to  give  any   information   or  to  make
representations  other  than those  contained  in this                          385,810 Shares
Prospectus,  and, if given or made,  such  information
or  representations  must not be relied upon as having
been   authorized   by  the  Company  or  the  Selling                   DELPHI FINANCIAL GROUP, INC.
Stockholders.    Neither   the    delivery   of   this
Prospectus  nor any sale made hereunder  shall,  under
any  circumstances,  create  an  implication  that the
information   herein  is   correct   as  of  any  time                       Class A Common Stock
subsequent  to its  date.  This  Prospectus  does  not
constitute an offer or  solicitation  by anyone in any
jurisdiction  in which such offer or  solicitation  is
not  authorized  or in which the  person  making  such                         ________________
offer or  solicitation is not qualified to do so or to
anyone to whom it is  unlawful  to make such  offer or                            PROSPECTUS
solicitation.                                                                 _________________
                  ------------------

                  TABLE OF CONTENTS
                                             Page

Available Information.........................2
Information Incorporated by Reference.........2
Risk Factors..................................3
The Company...................................5
Selling Stockholders..........................7
Description of Common Stock...................8
Plan of Distribution..........................11                                        , 1998
Legal Opinions................................12
Experts.......................................12


=======================================================      =====================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

    Securities and Exchange Commission Registration Fee........      $  6,630
    New York Stock Exchange Listing Fees.......................         1,500
    Legal Fees (including Blue Sky)............................        25,000
    Accounting Fees and Expenses...............................         4,000
    Miscellaneous..............................................         5,000
                                                                     --------
    Total......................................................      $ 42,130

     All amounts other than Securities and Exchange Commission Registration Fee are estimated.


Item 15.  Indemnification of Directors and Officers

     Delphi Financial Group, Inc. is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law ("DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is judged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Article Eighth of the Restated Certificate of Incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

     Article Eighth of the Restated Certificate of Incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.  Exhibits.

     3.1  Restated Certificate of Incorporation of the Company (exhibit 3.2)(1).

     3.2 Certificate of Amendment of Restated Certificate of Incorporation of the Company (exhibit 3.1)(2).

     3.3  Restated Certificate of Incorporation of the Company (exhibit 3.2)(2).

     3.4  Amended and Restated By-laws of the Company (exhibit 3.4)(1).

     5    Opinion of Cahill Gordon & Reindel.

     10.1 Registration Rights Agreement, dated as of June 30, 1998, relating to the shares of Class A Common Stock of the Selling Stockholders.

     23.1 Consent of Ernst & Young LLP, Independent Auditors.

     23.2 Consent of Cahill Gordon & Reindel (contained in Exhibit 5).

     24   Powers of Attorney.

--------------------------

(1) Incorporated herein by reference to the designated exhibit of the Company's Registration Statement on Form S-1 dated March 13, 1990 (Registration No. 33-32827).

(2) Incorporated herein by reference to the designated exhibit to the Company's Report on Form 10-Q for the quarter ended June 30, 1997.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, controlling persons in connection with the securities being registered, and the Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Delphi Financial Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 31st day of July, 1998.

                          DELPHI FINANCIAL GROUP, INC.

                          /s/ Robert Rosenkranz
                          --------------------------------------
                          Robert Rosenkranz
                          Chairman of the Board, President
                            and Principal Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 31st day of July, 1998, in the capacities indicated.

       Signature                                     Title

/s/ Robert Rosenkranz
-----------------------------           Chairman of the Board, President and
Robert Rosenkranz                         Chief Executive Officer (Principal
                                          Executive Officer)

       *                                Director and Vice President
-----------------------------
Robert M. Smith, Jr.

       *                                Director
-----------------------------
Edward A. Fox

       *                                Director
-----------------------------
Lewis S. Ranieri

       *                                Director
-----------------------------
Charles P. O'Brien

       *                                Director
-----------------------------
Thomas L. Rhodes

       *                                Director
-----------------------------
B.K. Werner

       *                                Vice President and Treasurer of RSLIC
-----------------------------             (Principal Accounting and Financial
Lawrence E. Daurelle                      Officer)





*By: /s/ Robert Rosenkranz
     ------------------------
       Robert Rosenkranz
       Attorney in Fact

                                INDEX TO EXHIBITS

Exhibit                     Description

     3.1  Restated Certificate of Incorporation of the Company (exhibit 3.2)(1).

     3.2 Certificate of Amendment of Restated Certificate of Incorporation of the Company (exhibit 3.1)(2).

     3.3  Restated Certificate of Incorporation of the Company (exhibit 3.2)(2).

     3.4  Amended and Restated By-laws of the Company (exhibit 3.4)(1).

     5    Opinion of Cahill Gordon & Reindel.

     10.1 Registration Rights Agreement, dated as of June 30, 1998, relating to the shares of Class A Common Stock of the Selling Stockholders.

     23.1 Consent of Ernst & Young LLP, Independent Auditors

     23.2 Consent of Cahill Gordon & Reindel (contained in Exhibit 5)

     24   Powers of Attorney


(1) Incorporated herein by reference to the designated exhibit of the Company's Registration Statement on Form S-1 dated March 13, 1990 (Registration No. 33-32827).

(2) Incorporated herein by reference to the designated exhibit to the Company's Report on Form 10-Q for the quarter ended June 30, 1997.